Exhibit 10.15

FIRST AMENDMENT, WAIVER AND CONSENT TO AMENDED AND RESTATED CREDIT AGREEMENT

FIRST AMENDMENT, WAIVER AND CONSENT TO AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”) dated as of April 9, 2009 by and among

BRODER BROS., CO., a Michigan corporation, as Lead Borrower for the Borrowers named herein (in such capacity, the “Lead Borrower”);

The BORROWERS party hereto;

The GUARANTORS party hereto;

The LENDERS party hereto; and

BANK OF AMERICA, N.A., as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders;

BANK OF AMERICA, N.A., as collateral agent (in such capacity, the “Collateral Agent”) for the Lenders;

BANK OF AMERICA, N.A., as Issuing Bank and Swingline Lender;

in consideration of the mutual covenants herein contained and benefits to be derived herefrom.

W I T N E S S E T H:

WHEREAS, the Borrowers, the Guarantors, the Lenders, the Administrative Agent, and the Collateral Agent, among others, have entered into that certain Amended and Restated Credit Agreement dated as of August 31, 2006 (as amended, restated, modified or supplemented and in effect, the “Credit Agreement”); and

WHEREAS, the Lead Borrower has informed the Administrative Agent that the Borrowers are negotiating the refinancing of the Qualified Senior Notes through an exchange offer (the “Exchange Offer”) of the Qualified Senior Notes for exchange notes (the “Exchange Notes”) and up to one hundred (100%) percent of the Equity Interests in the Lead Borrower, which may include the repurchase of Equity Interests from existing holders, consummation of a merger or similar transactions (the “Exchange Offer Equity Issuance”) and;

WHEREAS, in order for the Lead Borrower to refinance and exchange the Qualified Senior Notes for the Exchange Notes pursuant to the Exchange Offer, the Administrative Agent’s consent to the terms of such Exchange Offer is required pursuant to Section 5.05(b) of the Credit Agreement; and

WHEREAS, the Borrowers have requested that the Administrative Agent and the Required Lenders consent to the terms of the Exchange Offer and the Exchange Offer Equity Issuance, and the Administrative Agent and the Required Lenders are willing to so consent to such terms subject to the terms and conditions provided herein; and

WHEREAS, the Borrowers have failed to deliver the annual financial statements for the fiscal year ending December 27, 2008 required to be delivered pursuant to Section 5.01(a) of the Credit Agreement, which failure is a Default under the Credit Agreement and shall become an Event of Default under clause (e) of Article VIII of the Credit Agreement if such financial statements are not delivered within the grace period set forth in clause (e) of Article VIII of the Credit Agreement (the “Financial Statement Default”); and

WHEREAS, the Borrowers have informed the Administrative Agent that the Borrowers will fail to make the interest payment due April 15, 2009 to the holders of the Qualified Senior Notes pursuant to the Qualified Senior Debt Documents, and the Borrowers have requested that the Required Lenders waive any Default or Event of Default arising under clause (f) of Article VIII of the Credit Agreement as a result of such failure (the “Interest Default”), and the Required Lenders are willing to do so subject to the terms and conditions provided herein; and

WHEREAS, the Borrowers have requested that the Required Lenders waive the Financial Statement Default and the Interest Default (and certain other Defaults or Events of Default which may (i) arise under clause (c) of Article VIII of the Credit Agreement as a result of a breach of the representations and warranties of the Borrowers in connection therewith and (ii) arise under clause (f) of Article VIII of the Credit Agreement as a result of the failure of the Borrowers to deliver an annual report on Form 10-K containing the annual financial statements for the fiscal year ending December 27, 2008 to the noteholders and file such annual report with the Securities and Exchange Commission as required pursuant to the Qualified Senior Debt Documents (the “Related Defaults”, and collectively with the Financial Statement Default and the Interest Default, the “Specified Default”)) and extend the time for delivery of the annual financial statements for the fiscal year ending December 27, 2008 required to be delivered pursuant to Section 5.01(a) of the Credit Agreement to May 15, 2009, and the Required Lenders are willing to do so subject to the terms and conditions provided herein; and

WHEREAS, the Borrowers, the Guarantors, the Agents and the Required Lenders have agreed to amend the Credit Agreement as set forth herein.

NOW THEREFORE, in consideration of the mutual promises and agreements herein contained, the parties hereto hereby agree as follows:

1.	Capitalized Terms. All capitalized terms not otherwise defined herein shall have the same meaning as in the Credit Agreement, as applicable.

2.

Representations and Warranties. Each Loan Party hereby represents and warrants that, after giving effect to this Amendment, (i) no Default or Event of Default by the Loan Parties exists under the Credit Agreement or under any other Loan Document, and (ii) all representations and warranties contained in the Credit Agreement and the other Loan Documents are true and correct in all material respects (without duplication of any materiality standard set forth in any such representation or warranty) as of the date hereof with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (without duplication of any materiality standard set forth in any such representation or warranty) as of such date.

3.	Amendments to Credit Agreement. The Credit Agreement is hereby amended as follows:

a.	Amendments to Article I. The provisions of Article I of the Credit Agreement are hereby amended as follows:

i.	The definition of “Applicable Fee” is hereby deleted in its entirety and the following substituted in its stead:

“Applicable Fee” shall mean 0.75%.

ii.	The definition of “Applicable Margin” is hereby deleted in its entirety and the following substituted in its stead:

“Applicable Margin” shall mean, (i) with respect to ABR Revolving Loans, 3.00%, and (ii) with respect to any Eurodollar Revolving Loan, (x) from the First Amendment Effective Date through May 30, 2009, 4.00%, and (y) thereafter, the percentages set forth in the pricing grid below:

Average Daily Excess Availability	Adjusted LIBOR Rate Applicable Margin
Greater than or equal to $40,000,000	3.75%
Less than $40,000,000	4.00%

On the first day of each fiscal quarter (each, an “Adjustment Date”), commencing with the fiscal quarter beginning on December 28, 2009, the Applicable Margin for Eurodollar Revolving Loans shall be determined from such pricing grid based upon average daily Excess Availability for the most recently ended fiscal quarter immediately preceding such Adjustment Date.

iii.	The definition of “Asset Sale” is hereby amended by adding the following sentence at the end thereof:

“For the avoidance of doubt, neither any Designated Equity Issuance nor the Exchange Offer Equity Issuance shall be deemed to be an Asset Sale hereunder.”

iv.	The definition of “Borrowing Base” is hereby deleted in its entirety and the following substituted in its stead:

“Borrowing Base” shall mean at any time, subject to adjustment as provided in Section 2.19, an amount equal to the lesser of :

(a)	the sum of, without duplication:

(i) the book value of Eligible Accounts of the Loan Parties, net of Receivables Reserves, multiplied by the advance rate of 85%, plus

(ii) the lesser of (A) the advance rate of 75% multiplied by the Cost of Eligible Inventory of the Loan Parties, net of Inventory Reserves, or (B) the advance rate of 85% of the Net Recovery Cost Percentage multiplied by the Cost of Eligible Inventory, net of Inventory Reserves, of the Loan Parties, plus

(iii)(A) during the period from the First Amendment Effective Date through May 2, 2009, an amount equal to (x) 10.0% of the Net Recovery Cost Percentage multiplied by the Cost of Eligible Inventory, net of Inventory Reserves, of the Loan Parties, plus, (y) the book value of Eligible Accounts of the Loan Parties, net of Receivables Reserves, multiplied by 5.0% (the “April Seasonal Overadvance”); provided, the April Seasonal Overadvance shall not exceed $13.5 million at any time; and (B) during the period from May 3, 2009 through May 30, 2009, an amount equal to (x) 5.0% of the Net Recovery Cost Percentage multiplied by the Cost of Eligible Inventory, net of Inventory Reserves, of the Loan Parties, plus, (y) the book value of Eligible Accounts of the Loan Parties, net of Receivables Reserves, multiplied by 2.5% (the “May Seasonal Overadvance”, and together with the April Seasonal Overadvance, collectively, the “Seasonal Overadvance”); provided, the May Seasonal Overadvance shall not exceed $10.0 million at any time; minus

(iv) the Hedging Reserve, minus

(v) any Availability Reserves established from time to time by the Administrative Agent in accordance with Section 2.21, minus

(vi) the then amount of the Availability Block; or

(b)	the Indenture Borrowing Base.

The Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate theretofore delivered to the Administrative Agent and the Collateral Agent.

v.	Upon the consummation of the Exchange Offer and the Exchange Offer Equity Issuance, the definition of “Change in Control” will be deleted in its entirety and the following substituted in its stead:

A “Change in Control” shall be deemed to have occurred if: (a) any “change of control” occurs under and as defined in any documentation relating to any Indebtedness in excess of $50,000,000; (b) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause such person or group shall be deemed to have “beneficial ownership” of all securities that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of Voting Stock representing more than 35% of the voting power of the total outstanding Voting Stock of the Lead Borrower or following the formation thereof, the Future Holding Company; (c) following an IPO (other than in connection with the Exchange Offer Equity Issuance), during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Lead Borrower or, following the formation thereof, the Future Holding Company (other than vacant seats, together with any new directors whose election to such Board of Directors or whose nomination for election was approved by a vote of 51% of the directors of the Person who is the subject of the IPO then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Person who is the subject of the IPO, (d) following the formation of the Future Holding Company, the Future Holding Company at any time ceases to own directly 100% of the Equity Interests of the Lead Borrower (unless the Lead Borrower is the subject of an IPO), or (e) the Lead Borrower at any time ceases to own, directly or indirectly, 100% of the Equity Interests of each other Loan Party (other than the Future Holding Company).

vi.	The definition of “Consolidated EBITDA” is hereby amended as follows:

a)	by deleting clause (a)(vi) thereof in its entirety and by substituting the following in its stead:

“(vi) unusual or non-recurring charges, fees and expenses which are reasonably acceptable to the Administrative Agent (including, without limitation the following (which are reasonably acceptable to the Administrative Agent), (x) any cash losses arising in connection with any Asset Sales permitted by Section 6.05(b)(iii) hereof during such period, (y) audit fees incurred in such period in connection with the preparation of the Borrowers’ financial statements and required to be paid pursuant to the Sarbanes-Oxley Act, in an amount not to exceed (i) for the 2009 fiscal year, 75% of such fees incurred (but in any event not more than $750,000), and (ii) for the 2010 fiscal year, 40% of such fees incurred (but in any event not more than $400,000), and (z) without duplication of other charges, fees and expenses, increased amounts (as determined by the Lead Borrower and concurred with by the Lead Borrower’s public accountants) in connection with the Lead Borrower’s allowance for doubtful accounts or allowances for discontinued and slow moving inventory for the fiscal quarters ending December 27, 2008 or March 28, 2009),”

b)	by adding the following new clause (a)(xiv) thereto:

“and (xiv) fees, expenses and costs incurred in connection with the First Amendment and the Exchange Offer paid during such period (including, without limitation, the fees, expenses and costs of attorneys and advisors for the Lead Borrower and the holders of the Qualified Senior Notes),”

c)	by adding the following sentence at the end thereof:

Notwithstanding the foregoing, for purposes of determining Consolidated EBITDA for the periods set forth on Exhibit B hereto, Consolidated EBITDA shall be the amounts set forth on Exhibit B, plus, without duplication of other charges, fees and expenses, increased amounts (as determined by the Lead Borrower and concurred with by the Lead Borrower’s public accountants) in connection with the Lead Borrower’s allowance for doubtful accounts or allowances for discontinued and slow moving inventory for the fiscal quarters ending December 27, 2008 or March 28, 2009.

vii.	The definition of “Consolidated Fixed Charge Coverage Ratio” is hereby deleted in its entirety and the following substituted in its stead:

“Consolidated Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of (a) (i) Consolidated EBITDA for such period minus (ii) Capital Expenditures (excluding those financed under Capital Lease Obligations) made during such period, minus (iii) all cash payments in respect of federal, state and foreign income Taxes paid during such period (net of any cash refund in respect of income taxes actually received during such period), to (b) the sum of (i) the principal amount of all scheduled amortization payments on all Indebtedness (including the principal component of all Capital Lease Obligations), but excluding any scheduled amortization payments of Indebtedness under the Qualified Senior Notes, payable in cash during such period, plus (ii) Cash Interest Expense accrued or paid in cash during such period, plus (iii) Dividends paid in cash during such period, in each case determined on a consolidated basis in accordance with GAAP. For the avoidance of doubt, in no event shall (i) interest paid in kind and payable at maturity or (ii) any interest waived in connection with the Exchange Offer constitute “Cash Interest Expense”.

viii.	The definition of “Designated Equity Issuance” is hereby amended by deleting “the Qualified Senior Notes” in clause (d) thereof and by substituting “the Senior Notes” in its stead.

ix.	The definition of “Excess Availability” is hereby deleted in its entirety and the following substituted in its stead:

“Excess Availability” shall mean (a) the lesser of (i) the Revolving Commitments of all of the Lenders and (ii) the Borrowing Base less any amounts available to be borrowed under clause (a)(iii) of the definition of such term, in each case on the date of determination less (b) all outstanding Loans and LC Exposure less (c) without duplication of items deducted from the Borrowing Base, all Reserves.

x.	The definition of “Excess Availability Requirements” is hereby deleted in its entirety.

xi.	The definition of “Indenture Borrowing Base” is hereby deleted in its entirety and the following substituted in its stead:

“Indenture Borrowing Base” means the “Borrowing Base” as defined in the Senior Notes Debt Documents.

xii.	The definition of “LIBOR Rate” is hereby deleted in its entirety and the following substituted in its stead:

“LIBOR Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period therefor, the higher of (a) 1.50%, or (b) (i) the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate that appears on the page of the Telerate screen (or any successor thereto) that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or (ii) if the rate referenced in the preceding clause (b) (i) does not appear on such page or service or such page or service shall not be available, the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or (iii) if the rates referenced in the preceding clauses (b) (i) and (b) (ii) are not available, the rate per annum determined by the Administrative Agent as the rate of interest at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the LIBO Borrowing being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 4:00 p.m. (London time) two Business Days prior to the first day of such Interest Period.

xiii.	The definition of “Material Indebtedness” is hereby amended by deleting “the Qualified Senior Debt Documents” in the third line thereof and by substituting “the Senior Notes Debt Documents” in its stead.

xiv.	The definition of “Permitted Acquisitions” is hereby amended by deleting clause (vi) thereof in its entirety and by substituting the following in its stead:

“(vi) concurrent with delivery of the notice referred to in clause (i) above, the Lead Borrower shall have delivered to the Agents, in form and substance reasonably satisfactory to Administrative Agent:

(a) for Permitted Acquisitions with Acquisition Consideration in an amount less than or equal to $15.0 million, evidence that the Borrowers have Excess Availability equal to or greater than $20,000,000 before, and Excess Availability is projected to be equal to or greater than $20,000,000 for the subsequent three fiscal month ends after giving effect to, such Permitted Acquisition;

(b) for Permitted Acquisitions with Acquisition Consideration in an amount greater than $15.0 million, evidence that (i) the Borrowers have Excess Availability equal to or greater than twenty (20%) percent of the lesser of the Revolving Commitment and the Borrowing Base before, and Excess Availability is projected to be equal to or greater than twenty

(20%) percent of the lesser of the Revolving Commitment and the Borrowing Base for the subsequent three fiscal month ends after giving effect to, such Permitted Acquisition, and (ii) a consolidated balance sheet, income statement and cash flow statement prepared on a Pro Forma Basis for any Future Holding Company, the Borrowers and their Subsidiaries (the “Acquisition Pro Forma”), based on recent financial statements, which shall be complete and shall fairly present in all material respects the assets, liabilities, financial condition and results of operations of any Future Holding Company, the Borrowers and their Subsidiaries in accordance with GAAP consistently applied, but taking into account such Permitted Acquisition and all Acquisition Related Indebtedness arising in connection therewith, such Acquisition Pro Forma shall reflect that the Loan Parties shall have complied with Section 6.08 hereof (whether or not the Consolidated Fixed Charge Coverage Ratio is then required to be tested) as of the most recent Test Period prior to the consummation of such Permitted Acquisition;

(c) for Permitted Acquisitions with Acquisition Consideration in an amount greater than $15.0 million, reasonably detailed projections of balance sheets, income statements and cash flow statements covering the period commencing on the date of such Permitted Acquisition and ending on the Revolving Maturity Date reasonably satisfactory to the Administrative Agent, taking into account such Permitted Acquisition (the “Acquisition Projections”);

(d) for Permitted Acquisitions with Acquisition Consideration in an amount greater than $15.0 million, (x) historical financial statements for the last three fiscal years of the Person to be acquired (audited if available without undue cost or delay) and unaudited financial statements thereof for the most recent interim period which are available, (y) a reasonably detailed description of all material information relating thereto and copies of all material documentation pertaining to such acquisition, and (z) all such other information and data relating to such acquisition or to the Person to be acquired as may be reasonably requested by any Agent; and

(e) a certificate of a Financial Officer of the Lead Borrower certifying that (w) upon the consummation of the Permitted Acquisition, the Loan Parties will have sufficient cash liquidity to conduct their business and pay their respective debts and other liabilities as they come due, (x) the Acquisition Pro Forma (if required to be delivered pursuant to this definition) fairly presents in all material respects the financial condition of the Loan Parties and their Subsidiaries (on a consolidated basis) as of the date thereof after giving effect to the Permitted Acquisition

(y) the Acquisition Projections (if required to be delivered pursuant to this definition) are reasonable estimates of future financial performance of the Loan Parties and their Subsidiaries and the acquired Person, and (z) such acquisition complies with all of the terms of this definition.”

xv.	Upon the consummation of the Exchange Offer and the Exchange Offer Equity Issuance, the definition of “Permitted Holders” will be deleted in its entirety and the following substituted in its stead:

“Permitted Holders” shall mean (i) the Sponsor and its Affiliates, (ii) any party to the Amended and Restated Shareholders Agreement, dated September 22, 2003, among the Lead Borrower, Bain Capital Fund VI, L.P. and the other stockholders named therein or any other stockholders agreement to be entered into in connection with Exchange Offer Equity Issuance, and (iii) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members; provided that, in the case of any group and without giving effect to the existence of such group or any other group, any member of such group (other than the Sponsor and its Affiliates) does not have beneficial ownership of more than 35.0% of the total voting power of the Voting Stock of the Company or any of its direct or indirect parent companies.

xvi.	The definition of “Prime Rate” is hereby deleted in its entirety and the following substituted in its stead:

“Prime Rate” means, as to any Borrowing, for any day, the highest of: (a) the variable annual rate of interest then most recently announced by Bank of America at its head office in Charlotte, North Carolina as its “Prime Rate”; (b) the Federal Funds Effective Rate in effect on such day plus  1/2 of 1% (0.50%) per annum; and (c) the LIBOR Rate for a 30 day interest period as determined on such day, plus 1.0%. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate being charged to any customer. The Prime Rate is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. If for any reason the Administrative Agent shall have reasonably determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations thereof in accordance with the terms hereof, the Prime Rate shall be determined without regard to clause (b) of the first sentence of this definition, until the circumstances giving rise to such inability no longer exist. Any change in the Prime Rate due to a change in Bank of America’s Prime Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change in Bank of America’s Prime Rate or the Federal Funds Effective Rate.

xvii.	The definition of “Required Excess Availability Amount” is hereby deleted in its entirety.

xviii.	The definition of “Revolving Commitment” is hereby amended by deleting the last two sentences thereof in their entirety and by substituting the following in their stead:

“The aggregate amount of the Lenders’ Revolving Commitments on the First Amendment Effective Date is $200.0 million. The aggregate amount of the Lenders’ Revolving Commitments may be increased as set forth in Section 2.20.”

xix.	The following new definitions are hereby added to Article I in appropriate alphabetical order:

“Availability Block” means, (i) from June 28, 2009 through August 1, 2009, $2,000,000, (ii) from August 2, 2009 through August 29, 2009, $3,000,000, (iii) from August 30, 2009 through September 26, 2009, $4,000,000, and (iv) thereafter, $5,000,000; provided that on and after December 26, 2009, the Availability Block shall cease to be in effect if and when (i) average daily Excess Availability (as determined without giving effect to clause (a)(vi) of the Borrowing Base) for the six months immediately preceding the removal of such Availability Block is equal to or greater than twenty-five (25%) percent of the lesser of the Revolving Commitment and the Borrowing Base and (ii) the Consolidated Fixed Charge Coverage Ratio for the two consecutive fiscal quarters immediately preceding the removal of such Availability Block is not less than 1.25:1.00.

“Exchange Notes” shall mean the Lead Borrower’s Senior Notes due at least 180 days after the Revolving Maturity Date to be issued pursuant to the Exchange Notes Indenture, which Exchange Notes will replace all or substantially all of the Qualified Senior Notes.

“Exchange Debt Documents” shall mean the Exchange Notes, the Exchange Notes Indenture, and all other documents executed and delivered with respect to the Exchange Notes or the Exchange Notes Indenture.

“Exchange Notes Indenture” shall mean (a) that certain Indenture or Indentures to be entered into between the Lead Borrower and such institution selected by the Lead Borrower for such position, as Trustee, pursuant to which the Exchange Notes will be issued, in form and substance reasonably satisfactory to the Administrative Agent to the extent such terms are materially different than the terms set forth on the Exchange Notes Term Sheet, as amended from time to time as permitted by this Agreement.

“Exchange Notes Term Sheet” shall mean that certain summary of terms and conditions with respect to the Exchange Notes attached to the First Amendment as Exhibit A.

“Exchange Offer” shall have the meaning given to such term in the First Amendment.

“Exchange Offer Equity Issuance” shall have the meaning given to such term in the First Amendment.

“First Amendment” shall mean that certain First Amendment, Waiver and Consent to Amended and Restated Credit Agreement dated as of April 9, 2009 by and among the Borrowers, the Guarantors, the Required Lenders and the Agents.

“First Amendment Effective Date” shall mean April 9, 2009.

“Senior Notes” shall mean, collectively, the Qualified Senior Notes and, if applicable, the Exchange Notes.

“Senior Notes Debt Documents” shall mean, collectively, the Qualified Senior Debt Documents and, if applicable, the Exchange Debt Documents.

“Senior Notes Indentures” shall mean, collectively, the Qualified Senior Notes Indenture and, if applicable, the Exchange Notes Indenture.

b.	Amendments to Article II. The provisions of Article II of the Credit Agreement are hereby amended as follows:

i.	Section 2.04(f) of the Credit Agreement is hereby deleted in its entirety and the following substituted in its stead:

“(f) All funds held by the Borrowers or any other Loan Party (other than petty cash accounts funded in the ordinary course of business, the deposits in which shall not be more than $3,000,000 in the aggregate or exceed $75,000 with respect to any one account (or in each case, such greater amounts to which the Administrative Agent may agree), and payroll, trust and tax withholding accounts funded in the ordinary course of business and required by Applicable Law) shall be deposited in one or more bank or investment accounts, subject to account control agreements in form and substance reasonably satisfactory to Collateral Agent, and, from the First Amendment Effective Date through October 9, 2009, shall be applied on a daily basis to the repayment of the Swingline Loans and, thereafter, to any Revolving Loans which become due, without a reduction in the Commitments. After October 9, 2009, so long as Excess Availability has been equal to or greater than twenty (20%) percent of the lesser of the Revolving Commitment and the Borrowing Base for at least thirty (30) consecutive days, such funds deposited in such accounts shall not be required to be applied on a daily basis to the repayment of the Obligations as set forth above (the “Cash Dominion Release Date”); provided that, at any time after the Cash Dominion Release Date (i) upon the occurrence and during the continuance of a Specified Default or (ii) if Excess Availability is at any time less than twenty (20%) percent of the lesser of the Revolving Commitment and the Borrowing Base (a “Cash Dominion Event”), such funds shall be applied on a daily basis to the repayment of the Swingline Loans and, thereafter, to any Revolving Loans which become due, without a reduction in the Commitments.

ii.	Section 2.20 of the Credit Agreement is hereby amended by (x) deleting “the Qualified Senior Debt Documents” in the fourth line thereof and by substituting “the Senior Notes Debt Documents” in its stead and (y) deleting “$300.0 million” in the eighth line thereof and by substituting “$275.0 million” in its stead.

c.	Amendments to Article IV. The provisions of Article IV of the Credit Agreement are hereby amended by deleting Section 4.02(e) in its entirety and substituting the following in its stead:

“(e) No Violation of Senior Notes Debt Documents. The incurrence of such Loans or the issuance of such Letters of Credit shall not violate, result in a default, or require the granting of a Lien to the holders of Indebtedness, under the Senior Notes Debt Documents.”

d.	Amendments to Article V. The provisions of Article V of the Credit Agreement are hereby amended as follows:

i.	Section 5.01(a) of the Credit Agreement is hereby deleted in its entirety and the following substituted in its stead:

“(a) Annual Reports. (i) With respect to the fiscal year ending December 27, 2008, on or before May 15, 2009, and (ii) with respect to each other fiscal year, within 100 days after the end of each such fiscal year, the consolidated balance sheet of the Lead Borrower (or, in the case of a Future Holding Company, the Future Holding Company) as of the end of such fiscal year and related consolidated statements of income, cash flows and stockholders’ equity for such fiscal year, and notes thereto and accompanied by an opinion of PricewaterhouseCoopers LLP or other independent registered public accounting firm of recognized national standing (which opinion shall not be qualified as to (A) scope or going concern, or (B) any other qualification unless such qualification is reasonably acceptable to the Administrative Agent), stating that such financial statements fairly present, in all material respects, the consolidated financial condition, results of operations, cash flows (on a consolidated basis) and changes in stockholders’ equity of the Consolidated Companies as of the end of and for such fiscal year in accordance with GAAP; provided that documents required to be delivered pursuant to this clause (a) which are made available via EDGAR, or any successor system of the Securities and Exchange Commission, on the Lead Borrower’s (or any Future Holding Company) Annual Report on Form 10-K shall be deemed delivered when made so available and the Administrative Agent shall have received notice that such documents have been made so available;”

ii.	Section 5.01(b) of the Credit Agreement is hereby amended by adding the following parenthetical after the words “first three fiscal quarters” in the second line thereof:

“(or with respect to the fiscal quarter ended March 28, 2009, by no later than May 26, 2009)”

iii.	Section 5.01(e) of the Credit Agreement is hereby deleted in its entirety and the following substituted in its stead:

“(e) Public Reports. Promptly after the same become publicly available, copies of all material reports delivered to the note holders as required by the Senior Notes and all other material periodic and other reports and proxy statements filed by any Loan Party with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed to holders of its Senior Notes (or any other bondholders) pursuant to the terms of the documentation governing such Senior Notes (or any trustee, agent or other representative therefor), as the case may be; provided that documents required to be delivered pursuant to this clause (e) which are made available via EDGAR, or any successor system of the Securities and Exchange Commission, shall be deemed delivered when made so available and the Administrative Agent shall have received notice that such documents have been made so available;”

iv.	Section 5.05(b) of the Credit Agreement is hereby deleted in its entirety and the following substituted in its stead:

“(b) Either the Lead Borrower shall either defease, repurchase or redeem the Qualified Senior Notes as permitted by Section 6.06(b) hereof at least 45 days prior to the scheduled maturity date of the Qualified Senior Notes, or if the Qualified Senior Notes have not been so defeased, repurchased or redeemed as provided above, the Administrative Agent shall impose an Availability Reserve in an amount equal to the outstanding principal amount of the Qualified Senior Notes until such Qualified Senior Notes are defeased, repurchased or redeemed; provided that the amount of such Availability Reserve shall automatically be reduced by an amount equal to the principal face amount of the Qualified Senior Notes which are so repurchased or redeemed after the imposition of such Availability Reserve.”

v.	Section 5.15 of the Credit Agreement is hereby deleted in its entirety and the following substituted in its stead:

“5.15 Borrowing Base-Related Reports. The Lead Borrower shall deliver or cause to be delivered (at the expense of the Borrowers) to the Collateral Agent and the Administrative Agent, (a) (x) except as provided in clause (z) below, during the period from the First Amendment Effective Date through May 31, 2009, on Wednesday of each week (or, if Wednesday is not a Business Day, on the next succeeding Business Day), as of the close of business on the immediately preceding Saturday, a Borrowing Base Certificate accompanied by a calculation of the Borrowers’ and its Subsidiaries’ marked-to-market exposure under each Hedging Agreement, together with such supporting detail and documentation as shall be requested by the Administrative Agent in its reasonable credit judgment, and (y) except as provided in clause (z) below, after June 1, 2009, in no event less frequently than ten (10) Business Days after the end of each month for the month most recently ended, unless the Lead Borrower elects to so deliver more frequently (provided that the Lead Borrower has delivered to Collateral Agent a roll forward calculation of the Borrowing Base, and Excess Availability from the time period covered by the delivery of the monthly Borrowing Base Certificate), a Borrowing Base Certificate accompanied by a calculation of the Borrowers’ and its Subsidiaries’ marked-to-market exposure under each Hedging Agreement, together with such supporting detail and documentation as shall be requested by the Administrative Agent in its reasonable credit judgment; provided that upon the occurrence and during the continuance of a Specified Default or at any time that Excess Availability is less than $25 million, such Borrowing Base Certificate shall be furnished on Wednesday of each week (or, if Wednesday is not a Business Day, on the next succeeding Business Day), as of the close of business on the immediately preceding Saturday until such Specified Default is not longer continuing or until Excess Availability is greater than or equal to $25 million for 15 consecutive days, at which time Borrowing Base Certificates will again be furnished only monthly, and (z) at any time that Excess Availability is less than $15 million, such Borrowing Base Certificate shall be furnished daily as of the close of business on the immediately preceding Business Day until Excess Availability is greater than or equal to $15 million for 15 consecutive days, at which time Borrowing Base Certificates will again be furnished only weekly or monthly as set forth above, (b) upon the request of the Administrative Agent, but in no event more frequently than once each fiscal quarter, a calculation of the Indenture Borrowing Base, and (c) such other information regarding the Borrowing Base or the Collateral, as the Administrative Agent may reasonably request.

The delivery of the Borrowing Base Certificate and the calculation of the Indenture Borrowing Base delivered pursuant to this Section 5.15 shall constitute a representation and warranty by the Lead Borrower that the statements and information contained therein are true and correct in all material respects on and as of such date. Upon receipt of the Borrowing Base Certificate, Collateral Agent shall distribute such Borrowing Base Certificate to the Lenders.”

vi.	Section 5.16 of the Credit Agreement is hereby deleted in its entirety and the following substituted in its stead:

“5.16 Borrowing Base Verification; Inventory Appraisals. After reasonable prior notice to the Lead Borrower (unless and Event of Default then exists in which case no such prior notice shall be required), any of the Administrative Agent’s and Collateral Agent’s officers, employees or agents shall have the right, at any time or times, in the name of the Administrative Agent or Collateral Agent, as applicable, any designee of the Administrative Agent, Collateral Agent or the Lead Borrower, to verify the validity, amount or any other matter relating to Accounts or Inventory by mail, telephone, electronic communication, personal inspection or otherwise and to conduct field audits of the financial affairs and Collateral of the Loan Parties. The Borrowers shall cooperate fully with the Administrative Agent and Collateral Agent in an effort to facilitate and promptly conclude any such verification process. The Loan Parties shall cooperate fully with the Collateral Agent and its agents during all Collateral field audits and Inventory Appraisals which shall be at the expense of the Borrowers and shall be conducted twice with respect to both field audits and Inventory Appraisals during any fiscal year (1) unless Excess Availability is less than $25,000,000 at any time, in which event no more than three such audits and three Inventory Appraisals may occur, in the Collateral Agent’s reasonable discretion, during any fiscal year at the Borrowers’ expense, or (2) unless an Event of Default has occurred and is continuing, in which event additional audits and Inventory Appraisals may occur more frequently at Collateral Agent’s reasonable request and at the expense of the Borrowers.”

e.	Amendments to Article VI. The provisions of Article VI of the Credit Agreement are hereby amended as follows:

i.	Section 6.01(b) of the Credit Agreement is hereby deleted in its entirety and the following substituted in its stead:

“(b) (i) Indebtedness listed on Schedule 6.01(b) and Permitted Refinancings thereof; and (ii) the Senior Notes (including any notes issued in exchange therefor in accordance with any registration rights document entered into in connection with the issuance of the Senior Notes and any subsequent refinancing, extension or replacement of the Senior Notes on terms reasonably acceptable to the Administrative Agent (whose consent shall not be unreasonably withheld, conditioned or delayed) and all payment in kind interest);”

ii.	Section 6.04(x) of the Credit Agreement is hereby amended by deleting “Qualified Senior Notes” in the first line thereof and by substituting “Senior Notes” in its stead.

iii.	Section 6.05 of the Credit Agreement is hereby amended by deleting clause (b) thereof in its entirety and substituting the following in its stead:

“(b) (i) purchases or other acquisitions of inventory, materials, equipment and intangible assets in the ordinary course of business shall be permitted, (ii) subject to Section 2.10(c), as long as no Event of Default exists or would arise therefrom, the sale, lease or other disposal of any assets for fair value shall be permitted; provided that the purchase price for any Accounts and Inventory shall be solely for cash consideration and the purchase price for any other assets shall be for at least 75% cash consideration, and provided further that the aggregate consideration received in respect of all Asset Sales pursuant to this clause (b)(ii) shall not exceed $5.0 million in any four consecutive fiscal quarters of the

Borrowers, and (iii) on or before December 31, 2009, as long as no Event of Default exists or would arise therefrom, bulk sales of excess or discontinued Inventory held by the Loan Parties as of March 27, 2009 shall be permitted; provided that not more than seven (7) such sales shall be permitted; and provided further that the purchase price for such Inventory shall be equal to at least 75% of the Cost of such Inventory and shall be solely for cash consideration (subject to ordinary course payment terms reasonably acceptable to the Administrative Agent); and provided further that the aggregate consideration received in respect of all Asset Sales pursuant to this clause (b)(iii) shall not exceed $50.0 million; and provided further that not later than two Business Days (or such later date as reasonably acceptable to Administrative Agent) following the receipt of any Net Cash Proceeds of any Asset Sale pursuant to this clause (b)(iii), the Borrowers shall, and shall cause their domestic Subsidiaries, to apply 100% of the Net Cash Proceeds received with respect thereto to make prepayments in accordance with Sections 2.10(h) and (i) without a permanent reduction of the Revolving Commitments;”

iv.	Section 6.06 of the Credit Agreement is hereby deleted in its entirety and the following substituted in its stead:

“6.06 Dividends; Restricted Payments.

(a) Unless either (i) funded solely with the proceeds of a Designated Equity Issuance or (ii) (x) Excess Availability immediately after giving effect to such Dividend is greater than fifty (50%) percent of the lesser of the Revolving Commitment and the Borrowing Base as of such date and Excess Availability is projected to be greater than fifty (50%) percent of the lesser of the Revolving Commitment and the Borrowing Base for the subsequent three fiscal month ends after giving effect to such Dividend, and (y) the Consolidated Fixed Charge Coverage Ratio immediately after giving effect to such Dividend is equal to or greater than 1.10:1.00 and is projected to be equal to or greater than 1.10:1.00 for the subsequent three fiscal month ends after giving effect to such Dividend, authorize, declare or pay, directly or indirectly, any Dividends (other than stock dividends) with respect to any Loan Party, except that (A) any Subsidiary of a Loan Party or a Loan Party, (i) may pay cash Dividends or make other distributions of Property to a Loan Party, (ii) if such Subsidiary is not a Wholly Owned Subsidiary of a Borrower, may pay cash Dividends to its shareholders generally so long as a Borrower or its Subsidiary which owns the equity interest or interests in the Subsidiary paying such Dividends receives at least its proportionate share thereof (based upon its relative holdings of equity interests in the Subsidiary paying such Dividends and taking into account the relative preferences, if any, of the various classes of equity interests in such Subsidiary); (B) payments in cash or notes may be made by a Loan Party to former employees, officers or directors of a Loan Party in connection with the redemption or repurchase of Equity Interests in a Loan Party from such former employees, officers or directors upon termination of employment with a Loan Party or their death or disability in an aggregate amount not to exceed $10.0 million (and $5.0 million per year) and provided that any such notes are subordinated to the Obligations in form and substance reasonably acceptable to Collateral Agent and the Administrative Agent; (C) Lead Borrower may make Dividends to Future Holding Loan Party to permit Future Holding Company to (i) in the event Lead Borrower files a consolidated income Tax Return with any Future Holding Company, pay federal and state income taxes then due and owing, franchise taxes and other similar licensing expenses incurred in the ordinary course of business; provided that the amount of such distribution shall not be greater, nor the receipt by Lead Borrower of tax benefits less, than they would have been had Lead Borrower not filed a consolidated return with Future Holding Company, (ii) pay annual state fees and any accountants’ audit fees, legal fees, director’s fees, expenses and indemnities incurred by Future Holding Company in the ordinary course of business, (iii) pay management fees, expenses and costs to the Sponsor to the extent such payments are permitted by Section 6.07 and are otherwise permitted to be paid hereunder, and (iv) pay in respect of Guarantees by the Future Holding Company of another Loan Party or any Subsidiary or Affiliate of the Future Holding Company that are due and payable by the Future Holding Company; (D) Lead Borrower may redeem shares from the Brode family to the extent such redemption is funded with the proceeds of a Designated Equity Issuance; (E) any Subsidiary may make Dividends to a Borrower for the payment of consolidated expenses to the extent that the proceeds of such Dividend do not exceed the amount that is properly attributable to the expenses for which such Subsidiary is liable (as its share of the consolidated expense) and so long as the proceeds of such Dividend are used to pay such expense and reduce the corresponding liability; (F) the Loan Parties may make dispositions permitted hereunder; (G) the Loan Parties may make Dividends to make payments under the Sponsor’s Advisor’s Agreement, to the extent such payments are permitted by Section 6.07; (H) the Loan Parties may make Dividends constituting repurchases of equity interests in a Borrower or any Subsidiary in connection with the exercise of stock options or warrants; provided that such payments shall not exceed $5,000,000 in any fiscal year or $10,000,000 in the aggregate after the Closing Date; and (I) any payments may be made by a Borrower in connection with the Transactions.

(b) Redeem, repurchase or otherwise prepay, or make any payments, directly or indirectly, of any principal amounts under the Qualified Senior Notes, provided that, the Loan Parties may repay, redeem or otherwise prepay, in full or in part, the outstanding Qualified Senior Notes so long as either (i) such payments are funded solely with the proceeds of a Designated Equity Issuance or (ii) average daily Excess Availability for the 45 day period immediately preceding such payment, calculated on a pro forma basis after giving effect to such payment, is equal to or greater than twenty (20%) percent of the lesser of the Revolving Commitment and the Borrowing Base. For purposes of this Section 6.06(b), there shall be deducted from Excess Availability (i) the aggregate amount of all the outstanding and unpaid trade payables and other obligations of the Loan Parties which are not paid within 30 days past the due date according to their original terms of sale, in each case as of such date of determination, and (ii) without duplication of clause (i) above, the amount of checks issued by any Loan Party to pay trade payables and other obligations which are not paid within 30 days past the due date according to the original terms of sale, in each case as of such date of determination, but which either have not yet been sent or are subject to other arrangements which are expected to delay the prompt presentation of such checks for payment. For the avoidance of doubt, in no event shall the Exchange Offer or the Exchange Offer Equity Issuance constitute a redemption, repurchase, prepayment or payment in respect of the Qualified Senior Notes for any purpose under Sections 6.06 or 6.09.

(c) Redeem, repurchase or otherwise prepay, or make any payments, directly or indirectly, of any principal amounts or interest under the Exchange Notes (other than payment in kind interest) or pay any consent fee in cash other than the consent fee payable in cash upon the closing of the Exchange Offer as described in the Exchange Notes Term Sheet, provided that, after December 31, 2009, the Loan Parties may make cash interest payments and payments in cash (after the closing of the Exchange Offer) in respect of any consent fees which are required under the terms of the Exchange Debt Documents so long as either (i) such payments are funded solely with the proceeds of a Designated Equity Issuance or (ii) (x) average daily Excess Availability for the 45 day period immediately preceding such payment, calculated on a pro forma basis after giving effect to such payment, is equal to or greater than $20,000,000, and (y) after giving effect to such payment, Excess Availability is equal to or greater than $20,000,000. For purposes of this Section 6.06(c), there shall be deducted from Excess Availability (i) the aggregate amount of all the outstanding and unpaid trade payables and other obligations of the Loan Parties which are not paid within 30 days past the due date according to their original terms of sale, in each case as of such date of determination, and (ii) without duplication of clause (i) above, the amount of checks issued by any Loan Party to pay trade payables and other obligations which are not paid within 30 days past the due date according to the original terms of sale, in each case as of such date of determination, but which either have not yet been sent or are subject to other arrangements which are expected to delay the prompt presentation of such checks for payment. For the avoidance of doubt, in no event shall any refinancing permitted by Section 6.01(b) constitute a redemption, repurchase, prepayment or payment in respect of the Senior Notes for any purpose under Sections 6.06 or 6.09.”

v.	Section 6.08 of the Credit Agreement is hereby deleted in its entirety and the following substituted in its stead:

“6.08 Financial Covenant.

(a) Permit the Consolidated Fixed Charge Coverage Ratio, as of the last day of any Test Period set forth below, to be less than the following:

Period	Minimum Ratio
Test Period ending March 28, 2009	1.22:1.00
Test Period ending June 27, 2009	1.14:1.00
Test Period ending September 26, 2009	1.10:1.00
Test Period ending December 26, 2009	1.00:1.00

(b) Thereafter, the Loan Parties shall not be required to comply with any covenant regarding the Consolidated Fixed Charge Coverage Ratio so long as Excess Availability has been equal to or greater than twenty (20%) of the lesser of the Revolving Commitment and the Borrowing Base for at least ten (10) consecutive days; provided that, at any time thereafter if Excess Availability is less than twenty (20%) of the lesser of the Revolving Commitment and the Borrowing Base, the Loan Parties shall not permit the Consolidated Fixed Charge Coverage Ratio as of the end of any Test Period to be less than 1.0:1.0.”

vi.	Section 6.09 of the Credit Agreement is hereby deleted in its entirety and the following substituted in its stead:

“6.09 Limitation on Modifications of Indebtedness; Modifications of Certificate of Incorporation, or Other Constitutive Documents, By-laws and Certain Other Agreements, etc. (a) Amend or modify, or permit the amendment or modification of, any provision of Material Indebtedness (other than the Senior Notes which are governed by clause (c) below) or of any agreement (including any purchase agreement, indenture, loan agreement or security agreement) relating thereto other than any amendments or modifications to Material Indebtedness which do not materially adversely affect the interests of the Lenders or would not reasonably be expected to result in a Material Adverse Effect and are otherwise permitted under Section 6.01; (b) except as provided in Section 6.06, make (or give any notice in respect thereof) any voluntary or optional payment or prepayment on or redemption or acquisition for value of, or any prepayment or redemption as a result of any asset sale, change of control or similar event of, any indebtedness outstanding under the Senior Notes; (c) amend or modify, or permit the amendment or modification of, any provision of any Senior Notes or any agreement (including any Senior Notes Debt Document) relating thereto other than in connection with the Exchange Notes and amendments or modifications which do not materially adversely affect the interests of the Lenders or would not reasonably be expected to result in a Material Adverse Effect or which are effected to make technical corrections to the respective documentation; (d) amend or modify, or permit the amendment or modification of, any other Transaction Document (other than the Loan Documents), in each case except for amendments or modifications which would not reasonably be expected to result in a Material Adverse Effect; or (e) amend, modify or change its articles of incorporation or other constitutive documents (including by the filing or modification of any certificate of designation) or by-laws, or any agreement entered into by it, with respect to its Equity Interests (including any shareholders’ agreement), or enter into any new agreement with respect to its Equity Interests, other than in connection with the Exchange Notes and Exchange Offer Equity Issuance and other than any amendments, modifications, agreements or changes or any such new agreements that do not materially adversely affect the interests of the Lenders or would not reasonably be expected to result in a Material Adverse Effect.”

vii.	Section 6.10 of the Credit Agreement is hereby amended by deleting “the Qualified Senior Debt Documents” in clause (c) (iii) thereof and by substituting “the Senior Notes Debt Documents” in its stead.

f.	Amendments to Article VIII. The provisions of Article VIII of the Credit Agreement are hereby amended as follows:

i.	Clause (d) of Article VIII of the Credit Agreement is hereby amended by adding “5.01(a)(i) (solely with respect to the 2008 fiscal year),” before “5.02(a)” in the second line thereof.

ii.	Clause (f) of Article VIII of the Credit Agreement is hereby amended by deleting “the Qualified Senior Debt Documents” in the fifth line thereof and by substituting “the Exchange Debt Documents” in its stead.

4.	Amendments to Annexes. Annex I to the Credit Agreement and Annex II to the Credit Agreement are hereby deleted in their entirety. Annex IV to the Credit Agreement is hereby deleted in its entirety and Annex IV attached hereto substituted in its stead.

5.	Consent to the Exchange Offer and Exchange Offer Equity Issuance. The Administrative Agent and the Required Lenders hereby consent to the terms and provisions of the Exchange Offer and the Exchange Offer Equity Issuance set forth on the Exchange Notes Term Sheet attached hereto as Exhibit A, and consent to the consummation of the Exchange Offer and Exchange Offer Equity Issuance on the terms and conditions set forth in the Exchange Notes Term Sheet for all purposes under the Loan Documents; provided that any material terms and provisions of the Exchange Offer and the Exchange Offer Equity Issuance not expressly contained in the Exchange Notes Term Sheet shall be reasonably satisfactory to the Administrative Agent (such satisfaction not to be unreasonably withheld, conditioned or delayed) (and upon such satisfaction, such terms, provisions and actions shall be deemed permitted for all purposes under the Loan Documents and not in conflict therewith). The foregoing consent relates only to the terms and provisions of the Exchange Offer and the Exchange Offer Equity Issuance as set forth in the Exchange Notes Term Sheet and shall not be deemed to constitute a continuing consent or waiver of any other provision of the Credit Agreement.

6.	Waiver of Defaults. The Required Lenders hereby waive the Specified Default (as defined above); provided that, in the event that the holders of the Senior Notes accelerate the Indebtedness under the Senior Notes as a result of any default or event of default which might arise under the Senior Notes Debt Documents as a result of (i) the failure of the Borrowers to deliver an annual report on Form 10-K containing the annual financial statements for the fiscal year ending December 27, 2008 to the noteholders and file such annual report with the Securities and Exchange Commission as required pursuant to the Senior Notes Debt Documents, or (ii) the failure of the Borrowers to make the interest payment due April 15, 2009 with respect to the Qualified Senior Notes, such acceleration shall constitute an immediate Event of Default under the Credit Agreement. The foregoing waivers relate only to the Specified Default and shall not be deemed to constitute a continuing waiver of any other provision of the Credit Agreement with respect to any other Defaults or Events of Default.

7.	Opening of New Disbursement Account. The Agents and the Required Lenders hereby waive the requirement set forth in Section 3.4 of the Security Agreement that the Borrowers provide the Collateral Agent 10 Business Days’ prior written notice of their intention to establish a new Deposit Account with respect to the disbursement account to be established at Bank of America, N.A. on or about the date of this Amendment.

8.	Conditions to Effectiveness. This Amendment shall not be effective until each of the following conditions precedent have been fulfilled or waived to the satisfaction of the Agents:

a.	This Amendment shall have been duly executed and delivered by the Loan Parties and the Required Lenders, and the Administrative Agent shall have received a fully executed copy hereof.

b.	All action on the part of the Loan Parties necessary for the valid execution, delivery and performance by the Loan Parties of this Amendment shall have been duly and effectively taken.

c.	The Loan Parties shall have paid the fees set forth in that certain Fee Letter dated as of April 6, 2009 by and between the Lead Borrower, the Arranger and the Administrative Agent.

d.	After giving effect to this Amendment, no Default or Event of Default shall have occurred and be continuing.

9.	Binding Effect. The terms and provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their heirs, representatives, successors and permitted assigns.

10.	Expenses. The Loan Parties shall reimburse the Agents for all reasonable out-of-pocket expenses incurred in connection herewith, including, without limitation, reasonable attorneys’ fees, in each case to the extent provided in the Credit Agreement.

11.	Multiple Counterparts. This Amendment may be executed in multiple counterparts, each of which shall constitute an original and together which shall constitute but one and the same instrument. Delivery of a counterpart via facsimile or electronic transmission shall constitute delivery of an original counterpart.

12.	Governing Law. This Amendment shall be construed, governed, and enforced pursuant to the laws of the State of New York (without giving effect to conflicts of law principles).

IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by each of the parties hereto as a sealed instrument as of the date first above written.

BRODER BROS., CO., as Lead Borrower and as a Borrower

By:	/s/ Martin J. Matthews
Name:	Martin J. Matthews
Title:	CFO

BANK OF AMERICA, N.A., as Administrative Agent, Collateral Agent, Issuing Bank, a Lender and Swingline Lender

By:	/s/ Gregory Kress
Name:	Gregory Kress
Title:	Senior Vice President

JPMORGAN CHASE BANK, N.A., as Syndication Agent and a Lender

By:	/s/ David J. Waugh
Name:	David J. Waugh
Title:	Vice President

COMERICA BANK, as a Co-Documentation Agent and a Lender

By:	/s/ Emily Michael
Name:	Emily Michael
Title:	Vice President

GENERAL ELECTRIC CAPITAL CORPORATION, as a Co-Documentation Agent and a Lender

By:	/s/ Dwayne Coker
Name:	Dwayne Coker
Title:	Duly Authorized Signatory

WELLS FARGO FOOTHILL, LLC, as a Lender

By:	/s/ Matt Harbour
Name:	Matt Harbour
Title:	Vice President

Exhibit A

Exchange Notes Term Sheet

[See Attached]

Exhibit B

Consolidated EBITDA

	Q1 2008	Q2 2008	Q3 2008	Q4 2008
Consolidated EBITDA	$2,200,000	$15,300,000	$13,900,000	$11,200,000